News Release

FOR RELEASE:                        CONTACT:
Date    September 17, 2012                    Gerry Gould, VP-Investor Relations
Time    6:00 pm Eastern                    Tel. (781) 356-9402
gerry.gould@haemonetics.com
Alt. (781) 356-9613

Haemonetics Provides Update on Hemerus Medical, LLC Acquisition

Braintree, MA, September 17, 2012 - Haemonetics Corporation (NYSE:HAE) today provided an update on the status of its previously announced agreement to acquire Hemerus Medical, LLC (“Hemerus”), a Minnesota-based company that develops innovative technologies for the collection of whole blood and for the processing and storage of blood components. Hemerus' US New Drug Application and EU Medical Device Directive technical file for the SOLX® whole blood collection system had been submitted to the FDA and TÜV SÜD notified body, respectively.

Today the Company announced that it has learned that Hemerus has received a request from the FDA for resubmission of their application with additional information. As a result, the timing of the closing of the acquisition, which is contingent upon receipt of FDA approval, is still pending and now is expected to occur early in fiscal 2014. In addition, the Company has also learned that Hemerus has received CE Marking (Conformité Européenne) in the European Union to market SOLX with the world's first 56-day red blood cell storage indication.

Haemonetics' plans include delivery of its first whole blood automation software package, an automated whole blood collection device and continued development of acquired Pall whole blood products.  We believe SOLX remains an important part of the strategy for rapid market adoption of the whole blood product suite. The FDA request for resubmission has minimal effect on our pipeline development since the inclusion of the SOLX solution in these products was contemplated for fiscal 2014 and beyond.

Brian Concannon, President and CEO, stated: “The addition of Hemerus' SOLX collection system is intended to complement the portfolio of whole blood collection, filtration and processing product lines we recently acquired from Pall Corporation. We will proceed with the Haemonetics and Pall elements of that offering while the FDA examination process for the SOLX solution continues. We are pleased that CE Marking has been granted which gives credibility to the value of this new science."

Haemonetics paid $1 million cash in its first fiscal 2013 quarter and, upon receipt of the aforementioned FDA approvals for the product, will pay the remainder of the $27 million purchase price for Hemerus Medical. Additionally, Haemonetics has agreed to pay a royalty of up to $14 million on future sales of SOLX-based products.

Haemonetics is a global healthcare company dedicated to providing innovative blood management solutions for our customers. Together, our devices and consumables, information technology platforms, and consulting services deliver a suite of business solutions to help our customers improve clinical outcomes and reduce the cost of healthcare for blood collectors, hospitals, and patients around the world. Our technologies address important medical markets: blood and plasma component collection, the surgical suite, and hospital transfusion services. To learn more about Haemonetics, visit our web site at http://www.haemonetics.com.

This release contains forward-looking statements that are not historical facts. Haemonetics has identified some of these forward-looking statements with words like "will," "expect," "intend," "believe," "may," "could," "would," "might," "possible," "plan," "anticipate," or "continue," the negative of these words, other terms of similar meaning or the use of future dates. Forward-looking statements in this release include without limitation statements regarding the expected timing of the completion of the transaction and statements regarding the effect of the transaction on Haemonetics' business and competitive position, statements regarding future innovation and statements regarding Haemonetics' future financial performance and financial condition. Information set forth in this press release is current as of today and the Company undertakes no duty or obligation to update this information.

Investors and security holders are cautioned not to place undue reliance on these forward-looking statements. These forward-looking statements are based on estimates and assumptions made by management of the Company and are believed to be reasonable, though inherently uncertain and difficult to predict. Actual results could differ materially from those currently anticipated due to a number of risks and uncertainties, including: uncertainties as to the timing of the transaction; the possibility that various closing conditions for the transaction may not be satisfied or waived, including that a governmental entity may prohibit, delay or refuse to grant approval for the products discussed; the effects of disruption from the transaction making it more difficult to maintain relationships with employees, customers, vendors and other business partners; the risk that stockholder litigation in connection with the transaction may result in significant costs of defense, indemnification and liability; other business effects, including the effects of industry, economic or political conditions outside of Haemonetics' control; transaction costs; actual or contingent liabilities; and other risks and uncertainties discussed in Haemonetics' filings with the U.S. Securities and Exchange Commission, including the "Risk Factors" sections of Haemonetics' most recent annual report on Form 10-K and quarterly reports on Form 10-Q.

SOLX® is a registered trademark of Hemerus Medical, LLC.